PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of August 31, 2018 (the "Effective Date") by and between AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP, a Minnesota limited partnership ("Seller") and L.A.E. PROPERTIES, INC., a Minnesota corporation ("Buyer"). Seller desires to sell and Buyer desires to purchase all of Seller's right, title and interest in the real property legally described on Exhibit "A" attached hereto (the "Property").

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.
Property.  The Property to be sold to Buyer in this transaction consists of an undivided 100% interest in the real property and improvements thereon located at 1410 Jamboree Drive, Colorado Springs, CO 80920. Seller owns no interest in any personalty with respect to the Property.

2.
Lease. The Property is being sold subject to an existing Lease of the Property dated May 11, 1987, as modified by that certain Lease Modification Agreement #1 executed on August 24, 1987, as amended by that certain Lease Amendment dated February 24, 1994 and further amended by that certain Amendment to Lease – Guaranty dated August 25, 2004, by that certain Third Amendment to Lease dated August 27, 2007, and by that certain Fourth Amendment to Lease dated April 6, 2015 (collectively, the "Lease") by and between the predecessor in interest to Seller, as lessor, and the predecessor in interest to Red Robin West Inc., as lessee (the "Tenant"). The Tenant's obligations under the Lease are guaranteed by Red Robin Gourmet Burgers, Inc., a Delaware corporation ("Guarantor") pursuant to that certain Guarantee of Lease dated August 25, 2004. The Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all right, title, and interest of Seller in and to the Lease.

3.
Purchase Price. The Purchase Price for the Property is $5,733,000 (the "Purchase Price"). If all conditions precedent to Buyer's obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the Closing Agent (as defined below) on or before the Closing Date.

4.	Terms. The Purchase Price will be paid by Buyer as follows:

a)
Within three (3) business days of the Effective Date of this Agreement, Buyer will deposit $100,000 (the "Earnest Money") in an interest-bearing account with First American Title Insurance Company, 1125 17th Street, Denver, Colorado, 80202, Attn: Jordan Dunn; phone number: (303) 876-1152; email: jdunn@firstam.com (the "Closing Agent" or "Title Company"). Upon expiration of the Review Period (as defined below), Earnest Money shall become non-refundable, except in the event of Seller's default, or in the event of a casualty or condemnation, subject to the provisions of Section 16. The Earnest Money shall be credited against the Purchase Price when and if escrow closes and the sale is completed.

Red Robin - Colorado Springs, CO

b)	Buyer will deposit the balance of the Purchase Price into escrow in sufficient time to allow escrow to close on the closing date.

5.	Closing Date. Escrow shall close on or before sixty (60) days following the Effective Date hereof (the "Closing Date"), unless the parties mutually agree otherwise.

6. Due Diligence.  Buyer will have thirty (30) days from the Effective Date (the "Review Period") to conduct all of its inspections and due diligence and satisfy itself regarding the Property and this transaction. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property, and this indemnity shall survive closing or termination of this Agreement. Within one (1) day of the Effective Date of this Agreement, Seller shall provide, to the extent such items are in its possession, the items listed on Exhibit "B" ("Seller's Materials"). If Seller fails to deliver the Seller's Materials within such period, then the Review Period shall be extended on a day for day basis until Buyer's receipt of the Seller's Materials. Seller will send a notice to the Tenant regarding Tenant's right of first offer to purchase the Property pursuant to the Lease and requesting Tenant's offer or waiver thereof within two (2) business days after the Effective Date. Seller agrees to send Buyer a copy of any response from Tenant with respect to such notice within three (3) business days following Seller's receipt of such response from Tenant.  If Tenant timely exercises its right of first offer to purchase the Property pursuant to the Lease, Seller shall give Buyer prompt written notice thereof, and this Agreement shall automatically terminate. Upon such termination, the Earnest Money shall be immediately returned to Buyer.

Buyer may cancel this Agreement before the expiration of the Review Period for any reason in its sole discretion by delivering a cancellation notice to Seller and Closing Agent prior to the expiration of the Review Period. If this Agreement is not cancelled as set forth above, the Earnest Money shall be non-refundable unless Seller shall default hereunder, or in the event of a casualty or condemnation, subject to the provisions of Section 16.

If Buyer cancels this Agreement as permitted under this Section, except for any escrow cancellation fees charged by the Title Company and any liabilities under the first paragraph of section 6 of this Agreement and those provisions stating otherwise (which will survive), Seller and Title Company (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall return to Buyer its Earnest Money.

If Buyer fails to close this transaction at no fault of Seller, Buyer will be deemed in default of this Agreement. Upon default by Buyer, Section 14 hereof shall control. If this Agreement is not cancelled and the Earnest Money is deposited by Buyer as required by Section 4 hereof, the Review Period will be deemed satisfied by Buyer and the parties shall proceed to closing.

Notwithstanding the foregoing with respect to the Review Period, Buyer shall have forty- five (45) days following the Effective Date to secure any necessary financing (the "Financing Contingency Period". Buyer may cancel this agreement before the expiration of the Financing Contingency Period, in the event of Buyer's failure to secure necessary financing for the contemplated purchase of the Property, by delivering a cancellation notice to Seller and Closing

Red Robin - Colorado Springs, CO

Agent prior to the expiration of the Financing Contingency Period. If this Agreement is not cancelled as set forth herein, the Earnest Money shall be non-refundable unless Seller shall default hereunder, or in the event of a casualty or condemnation, subject to the provisions of Section 16.

If Buyer cancels this Agreement as permitted under this Section, except for any escrow cancellation fees charged by the Title Company and any liabilities under the first paragraph of section 6 of this Agreement and those provisions stating otherwise (which will survive), Seller and Title Company (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall return to Buyer its Earnest Money.

7.
Escrow.  Escrow shall be opened upon acceptance and execution of this Agreement by both parties. A copy of this Agreement will be delivered to the Title Company and will serve as escrow instructions together with the Title Company's standard instructions, any additional instructions required by Seller and/or Buyer or their respective counsels, and any additional instructions required by the Title Company to clarify its rights and duties. The parties agree to sign any such additional instructions. If there is any conflict between these other instructions and this Agreement, this Agreement shall control.

8.
Title. Seller, at its sole expense, within three (3) business days of the Effective Date, shall order an updated title insurance commitment, along with underlying documents to include any easement or declarations/CAM affecting the Property, for an Owner's Title Insurance Policy (collectively, the "Title Commitment"). Closing will be conditioned on the agreement of the Title Company to issue an Owner's Title Insurance Policy, dated as of the Closing Date, in an amount equal to the Purchase Price, insuring that Buyer will own insurable fee simple title to the Property subject only to: the Title Company's standard exceptions, if any cannot be deleted after reasonable efforts to cure any Title Objections made with respect to the standard exceptions, subject to Buyer's approval; current real property taxes and assessments; survey exceptions, subject to Buyer's approval, provided Buyer may obtain, at its sole cost and expense, an updated survey of the Property; the rights of parties in possession pursuant to the Lease; and the Permitted Title Exceptions, as defined herein; and other items disclosed to Buyer during the Review Period, subject to Buyer's approval thereof. Buyer may, at its sole expense, order and obtain an updated survey of the Property.

Buyer shall be allowed fifteen (15) days after receipt of said Title Commitment for examination and the making of any title objections thereto (the "Title Objections"), said Title Objections to be made in writing or deemed waived (such written notice of Buyer's Title Objections to be hereinafter referred to as the "Notice of Objections"). Except as set forth below, any title exception disclosed by the Title Commitment or Buyer's survey and not listed in such Notice of Objections shall be deemed a "Permitted Title Exception" under this Agreement.

If Seller shall fail to cure (or commence to cure) or eliminate all the Title Objections listed in the Notice of Objections within fifteen (15) days after receipt of the Notice of Objections (the "Title Cure Period"), then Buyer may elect either to: (a) accept the Property subject to the title exception(s) not cured (in which case such title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement.

Red Robin - Colorado Springs, CO

In the event that Seller agrees to cure a Title Objection and commences such cure, but the same cannot be cured within the Title Cure Period, the Buyer may, by written notice to Seller, preserve such Title Objection such that the cure of such Title Objection shall be a condition precedent to Buyer's obligation to close. Buyer shall elect to either accept the Property subject to the Permitted Title Exceptions or terminate the Agreement by written notice to Seller delivered within three (3) business days following the end of the Title Cure Period, and the failure to deliver such election notice shall constitute an election to proceed under clause (a) above. Any mortgage, security deed, lien, lis pendens, judgment, or other claim in a liquidated amount incurred by Seller and which constitutes an exception to the title to the Property shall not in any event be a Permitted Title Exception hereunder, but such claim shall be paid or satisfied out of the sums payable by Buyer at Closing, and the proceeds of sale payable to Seller shall be reduced accordingly; provided that such claim must have arisen directly from the acts or omissions of Seller, and not those of the Tenant.

At any time after the Effective Date of this Agreement and prior to Closing, Buyer shall have the right to notify Seller of any additional title exception which first appears of record after the effective date of the Title Commitment, or otherwise becomes known to Buyer. Buyer shall be allowed three (3) business days after notice of such additional title exception for examination and the making of any new Title Objections thereto by written notice to Seller ("Notice of New Objections"). Except as set forth herein, any title exception disclosed to Buyer and not listed in such Notice of New Objections shall be deemed a Permitted Title Exception. If Seller shall fail to cure (or commence to cure) or eliminate all the new Title Objections listed in the Notice of New Objections within ten (10) business days after receipt of the Notice of New Objections (the "Second Title Cure Period"), then Buyer may elect either to: (a) accept the Property subject to the new title exception(s) not cured (in which case such new title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement.

9.
Closing Costs.  Seller shall pay the Standard Owner's Title Insurance Policy premium in the full amount of the Purchase Price. Buyer shall pay the full cost of any extended coverage and the full cost of any endorsements to the Owner's Title Insurance Policy as Buyer may require. Seller shall pay all title search and exam fees. Buyer will pay the cost of updating any due diligence provided by Seller, including, without limitation, all costs associated with an updated survey and any property inspection or property condition report which Buyer may order. Buyer shall pay any and all transfer taxes (state, county, and municipal, as applicable), tax certifications, transfer fees, and/or document stamp fees. Buyer and Seller will split all escrow and closing fees equally, according to local custom. Buyer shall pay all recording fees, provided any recording fees as may be required to release liens shall be the responsibility of Seller.

Seller shall pay all brokerage commissions pursuant to a separate agreement. Seller has been represented in the transaction contemplated by this Agreement by SRS Real Estate Partners – Southwest, LLC. Buyer has been represented in the transaction contemplated by this Agreement by Marcus & Millichap. Except as set forth above, both parties represent to the other that they have not been represented by a broker, and agree to hold the other harmless from any claim of brokerage commission by, through, or as a result of representation of the other party.

Each party will pay its own attorney's fees and costs to document and close this transaction.

Red Robin - Colorado Springs, CO

10.
Real Estate Taxes, Special Assessments and Prorations. The responsibility for all real property taxes for the current tax period and all expenses (including but not limited to common area maintenance expenses and fees), if any, that are the responsibility of Seller, shall be prorated between Buyer and Seller as of the Closing Date.

All income and all operating expenses from the Property, if any, shall be prorated between the parties and adjusted by them as of the Closing Date. Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred, prior to the Closing Date. Buyer shall be entitled to all income earned, and shall be responsible for all operating expenses of the Property incurred, on and after the Closing Date.

11.	Seller's Repr esentation s and Agree ments .

a)	Seller represents and warrants as of the Effective Date and the Closing Date that:

i.
Except for the existing Lease with the existing Tenant, to Seller's knowledge, there are no other leases, licenses, occupancy agreements or other rights of third parties to use or occupy all or any portion of the Property.

ii.	Seller is not aware of any pending litigation or condemnation proceedings against the Property or Seller's interest in the Property.

iii.	Except as previously disclosed to Buyer and as permitted in paragraph (b) below, Seller is not aware of any contracts Seller has executed that would be binding on Buyer after the Closing Date.

iv.
The Lease is in full force and effect in accordance with its terms. Tenant is not in default under the Lease. No commissions or brokerage fees, or tenant improvement dollars are due in connection with the Lease throughout the remaining term of the Lease. Seller has not received notice from the Tenant of any unperformed obligation of the landlord under the Lease. All rents set forth on any rent roll provided to Buyer are being collected on a current basis and no action or proceeding is pending against Seller by Tenant.

v.	Except as otherwise set forth in any environmental reports given to Buyer. to the best of Seller's knowledge, without inquiry, Seller has no knowledge:

1.
that any waste, chemical or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials … extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," or "pollutants" under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.; the Hazardous Materials Transportation Act 49 U.S.C. §§ 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901,

Red Robin - Colorado Springs, CO

et seq.; The Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; and under similar applicable state laws, ordinances, or regulations relating to the environment, health and safety (collectively, "Hazardous Materials"), are or ever have been located on the Property; or

2.
that the Property has ever been used as a disposal site for any Hazardous Materials, and Seller has not received any written notice from any governmental agency, authority of political subdivision thereof that any Hazardous Materials have been used, stored, or disposed of on the Property.

vi.
To Seller's knowledge, without inquiry, the Property is in compliance with all applicable laws, regulations, ordinances, and rules of any municipal, county, state, federal, or other governmental or quasi-governmental entity having jurisdiction over the same.

vii.
All labor or material which has been furnished to the Property by Seller has been fully paid for or will be fully paid for prior to the Closing Date so that no lien for labor or materials rendered can be asserted against the Property.

b)
Seller agrees that it will not enter into any new contracts, easements, leases or other agreements that would affect the Property and be binding after the Closing Date without Buyer's prior consent, which will not be unreasonably withheld or delayed.

The Parties agree that the provisions of this Section 11 shall survive the Closing Date.

12.	Disclosures.

a)
As of the Effective Date hereof, Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, and ventilating, and electrical systems. To the best of Seller's knowledge, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement and the Earnest Money will be returned.

b)
As of the Effective Date hereof, Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any such notice prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement and the Earnest Money will be returned.

c)	As of the Effective Date hereof, Seller has not received any notice that the Property is in violation of any federal, state or local law, ordinance, or regulations relating to

Red Robin - Colorado Springs, CO

industrial hygiene or the environmental conditions on, under, or about the Property, including, but not limited to, soil, and groundwater conditions. To the best of Seller's knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property. If Seller shall receive any notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement and the Earnest Money will be returned.

d)
Buyer agrees that it is purchasing the Property in its present condition, "as is, where is," and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein.

e)
Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any representations or information provided by Seller or to be provided by Seller, except as set forth herein and in all documents delivered at closing. Buyer further acknowledges that the information provided, or to be provided, by Seller with respect to the Property was obtained from a variety of sources and Seller has not (a) made independent investigation or verification of such information, and (b) makes no representations as to the accuracy or completeness of such information, except if prepared by Seller. The sale of the Property as provided for herein is made on an "as-is, where-is" basis and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, and in all documents delivered at closing, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, suitability for lease, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property. Seller makes no representations of any sort that ownership of the Property will result in a profit to any Buyer.

f)
Buyer acknowledges that Seller cannot, and does not, make any representation as to (a) the success, or lack thereof, of the Property or continuation of the Lease post-closing, or (b) the appropriateness of purchasing the Property for the Buyer's individual tax or financial situation or tax or financial objectives. Buyer acknowledges that he or she is relying solely upon his or her own examination of the Property and all facts surrounding the purchase of the Property including the merits and risks involved therein.

The Parties agree that the provisions of this Section 12, subsections (a) through (f), shall survive the Closing Date.

13.	Closing.

a)
Before the Closing Date, Seller will deposit into escrow an executed limited or special warranty deed warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, subject only to the Permitted Title Exceptions.

Red Robin - Colorado Springs, CO

b)
On or before the Closing Date, Buyer will deposit into escrow the balance of the Purchase Price when required hereunder and any additional funds required of Buyer (pursuant to this Agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the Title Company any other documents reasonably required by the Title Company or the other party to close escrow.

c)
On or before the Closing Date, Seller will deliver or cause to be delivered to Buyer, at Seller's expense, an Assignment and Assumption of Lease, duly executed and acknowledged by Seller, assigning all of Seller's interest in, to, and under the Lease.

d)
Within ten (10) days before the Closing Date, Seller will deliver or cause to be delivered to Buyer, an Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement signed by Tenant, in a commercially reasonable form required by Buyer's lender, subject to the Tenant's commercially reasonable approval thereof in light of the Tenant's rights and obligations related to such Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement under the Lease.

e)
On the Closing Date, if escrow is ready to close, the Title Company will: record the deed in the official records of the county where the Property is located; cause the Title Company to commit to issue the title policy; immediately deliver to Seller the portion of the Purchase Price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the Title Company's certified closing statement and take all other actions necessary to close escrow.

14.
Defaults. IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF A DEFAULT OF BUYER UNDER THIS AGREEMENT THAT CONTINUES FOR TEN (10) DAYS AFTER WRITTEN NOTICE FROM SELLER (EXCEPT THAT NO NOTICE SHALL BE REQUIRED AS A CONDITION OF SELLER'S EXERCISE OF SUCH REMEDIES AS ARE AVAILABLE TO SELLER FOR DEFAULT OF BUYER UNDER ANY OBLIGATION TO BE PERFORMED AT CLOSING), THEEARNESTMONEY(INCLUDINGALLINTERESTEARNEDFROMTHE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES, AS SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON AFTER NEGOTIATION AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR BY REASON OF BUYER'S DEFAULT. BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISIONS COVERING LIQUIDATED DAMAGES, AND THAT EACH  PARTY WAS REPRESENTED BY COUNSEL OR HAD THE OPPORTUNITY TO SEEK COUNSEL TO UNDERSTAND THE CONSEQUENCES OF THIS

Red Robin - Colorado Springs, CO

LIQUIDATED  DAMAGES  PROVISION  AT  THE  TIME  THIS  AGREEMENT  WAS EXECUTED.

IF SELLER SHALL DEFAULT HEREUNDER AND SUCH DEFAULT CONTINUES FOR TEN (10) DAYS AFTER WRITTEN NOTICE FROM BUYER (EXCEPT THAT NO NOTICE SHALL BE REQUIRED AS A CONDITION OF BUYER'S EXERCISE OF SUCH REMEDIES AS ARE AVAILABLE TO BUYER FOR DEFAULT OF SELLER UNDER ANY OBLIGATION TO BE PERFORMED AT CLOSING), THEN BUYER MAY, IN ITS SOLE DISCRETION, EITHER (A) TERMINATE THIS AGREEMENT, WHEREUPON THE ENTIRE EARNEST MONEY SHALL BE RETURNED TO BUYER (TOGETHER WITH ALL INTEREST, IF ANY, EARNED THEREON), OR (B) SUE SELLER FOR SPECIFIC PERFORMANCE TO ENFORCE PERFORMANCE OF THE TERMS OF THIS AGREEMENT, WHICH ACTION MUST BE COMMENCED WITHIN SIX (6) MONTHS OF SUCH DEFAULT. SELLER ACKNOWLEDGES THAT THE PROPERTY IS UNIQUE AND THAT MONEY DAMAGES TO BUYER IN THE EVENT OF DEFAULT BY SELLER ARE INADEQUATE. THE PARTIES HEREBY EACH RESERVE ALL RIGHTS AND REMEDIES AVAILBLE AT LAW OR IN EQUITY FOR ANY POST-CLOSING DEFAULT OF OBLIGATIONS, COVENANTS, REPRESENTATIONS, OR WARRANTIES THAT SPECIFICALLY SURVIVE CLOSING UNDER THIS AGREEMENT.

15.	Buyer's Repres entation s and Warranties .

a)	Buyer represents and warrants to Seller as follows:

i.
In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the closing or after the Closing Date, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.

ii.
Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

iii.
To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

16.	Damages, Destruction and Eminent Domain.

Red Robin - Colorado Springs, CO

a)
If, prior to the Closing Date, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, this Agreement shall become null and void, at Buyer's option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii) any ten-day period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Property.

b)	If the cost of repair is less than $10,000.00, Seller shall credit Buyer for the cost of the repairs. Buyer shall then be obligated to otherwise perform hereunder.

c)
If, prior to the Closing Date, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void at Buyer's option. If Buyer elects to proceed to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

d)
In the event that this Agreement is terminated by Buyer pursuant to this Agreement, the Earnest Money shall be immediately returned to Buyer after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.

17.
1031 Exchange. If Seller is selling the Property for purposes of a tax-deferred exchange, Seller acknowledges that Buyer has made no representations, warranties, or agreements to Seller or Seller's agents that the transaction contemplated by the Agreement will qualify for such tax treatment, nor has there been any reliance thereon by Seller respecting the legal or tax implications of the transactions contemplated hereby. Seller further represents that it has sought and obtained such third party advice and counsel as it deems necessary in regards to the tax implications of this transaction.

If Seller wishes to novate/assign the ownership rights and interest of this Purchase Agreement to a third party who will act as Accommodator to perfect the 1031 exchange by preparing an agreement of exchange of Real Property, the Accommodator will be an independent third party purchasing the ownership interest in subject property from Seller and selling the ownership interest in subject property to Buyer under the same terms and conditions as documented in this Purchase

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Agreement. Seller asks the Buyer, and Buyer agrees to cooperate in the perfection of such an exchange if at no additional cost or expense to Buyer or delay in time. Seller hereby indemnifies and holds Buyer harmless from any claims and/or actions resulting from said exchange. Pursuant to the direction of the Accommodator, Seller will deed the property to Buyer.

Seller acknowledges that Purchaser desires and intends to structure this transaction as a tax- deferred exchange pursuant to Section 1031 of the Internal Revenue Code, as amended. Accordingly, Seller agrees that Seller shall, at no additional cost, obligation, or liability to Seller, cooperate with and assist Purchaser in accomplishing such exchange, provided that the consummation of the transaction contemplated hereby is not thereby delayed by fault of Seller.

18.
Cancellation. If any party elects to cancel this Agreement because of any breach by another party or because escrow fails to close by the agreed date, the party electing to cancel shall deliver to escrow agent a notice containing the address of the party in breach and stating that this Agreement shall be cancelled unless the breach is cured within 10 days following the delivery of the notice to the escrow agent. Within three days after receipt of such notice, the escrow agent shall send it by United States Mail to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within 10 days following the delivery of the notice, this Agreement shall be cancelled.

19.
Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which shall constitute one and the same instrument.

20.
Expiration.  Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller. Seller has three (3) business days from receipt within which to accept this offer. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller, and their respective successors and assigns.

21.	Choice of Law. This Agreement shall be governed by, and construed in accordance with the laws of the state in which the Property is located.

22.
Notices.  All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or by email to the respective email address set forth below, or to such other address as such party may hereafter designate by written notice to the other party. Refusal, rejection, or return of any notice otherwise properly delivered as set forth herein shall be deemed to constitute delivery of such notice.  Notice given in accordance herewith shall be deemed effectively given upon delivery to the address of the addressee.

If to Seller:	AEI Net Lease Income & Growth Fund XX Limited Partnership 1300 Wells Fargo Place
30 East Seventh Street St. Paul, MN 55101

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Attn: Kyle Hagen
Email: khagen@aeifunds.com

With a copy to:	AEI Net Lease Income & Growth Fund XX Limited Partnership 1300 Wells Fargo Place
30 East Seventh Street St. Paul, MN 55101
Attn: David M. Streier, Esq. Email: dstreier@aeifunds.com

If to Buyer:         L.A.E. Properties, Inc.
PO Box 396
Afton, MN 55001-0396
Attn: Len Evanoff
Email: len@thehillcrestapts.com

With a copy to: Kraft Walser Law Office, PLLP
131 Main Street South Hutchinson, MN  55350 Attn: Gina Fox
Email: gfox@kraftwalser.com

23.	Miscellaneous.

a)
This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

b)	If this escrow has not closed by the Closing Date through no fault of Seller, Seller may, at its election, extend the Closing Date or exercise any remedy available to it under this Agreement.

c)	Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier's checks or wire transfers.

d) Buyer shall have the right to assign this Agreement at Closing to any entity or entities affiliated with or related to Buyer without the consent of Seller (provided that Buyer shall notify Seller at least five (5) days prior to Closing to allow the parties to modify the closing documentation accordingly). Other than the foregoing, Buyer shall not be entitled to assign any of its right, title, and interest

Red Robin - Colorado Springs, CO

herein without Seller's prior consent. Any assignee shall expressly assume all of Buyer's duties, obligations, and liabilities hereunder, and Buyer shall not be released from any of its obligations hereunder.

e)
Whenever the last day for the exercise of any right or the discharge of any obligation under this Agreement shall fall upon a Saturday, Sunday, or any public or legal holiday, the party having such right or obligation shall have until 5:00 p.m. (Central Standard Time) on the next succeeding regular business day to exercise such right or discharge such obligation.  Time is of the essence of this Agreement.

f)
The parties shall in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with its terms. The parties shall cooperate fully with each other and their respective representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement.

[SIGNATURE PAGES FOLLOW]

Red Robin - Colorado Springs, CO

IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement to be effective as of the Effective Date.

Seller
AEI Net Lease Income & Growth Fund XX Limited Partnership, a Minnesota limited partnership

By: AEI Fund Management XX, Inc., a Minnesota corporation
Its: Corporate General Partner

By:  /s/ MARNI NYGARD

Date: 8-31-18

Title:  CIO

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Buyer
L.A.E. Properties, Inc.,
a Minnesota corporation

By:  /s/ Leonard A Evanoff

Date:  8-31-18

Title: President

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Exhibit A
(Legal Description)

LOT 2, CHAPEL HILLS COMMONS FILING NO 2, EXCEPT THAT PART CONVEYED TO DEPARTMENT OF TRANSPORTATION, STATE OF COLORADO BY DEED RECORDED JUNE 25, 1998 AT RECEPTION NO. 98087418, COUNTY OF EL PASO, STATE OF COLORADO

Red Robin - Colorado Springs, CO

Exhibit B

The following Due Diligence Items will be provided by Seller, to the extent such items exist in Seller's possession:

a)	A copy of Seller's existing Owner's Title Policy for the Property, with copies of its underlying documents;

b)	A copy of Seller's existing as-built ALTA survey and/or existing boundary ALTA survey of the Property;

c)
A complete copy of the Lease, and any amendments thereto, including but not limited to guaranties, amendments, assignments of lease and/or letter agreements, commencement agreements, memorandum of leases, project acceptance letter (wherein Tenant accepts possession of the property, if Tenant shall have issued the same or similar), and the most recent tenant estoppel in Seller's possession;

d)	A copy of Seller's existing Phase I Environmental Site Assessment report and any other environmental reports and records;

e)	A copy of the existing soils report for the Property;

f)	A copy of the Tenant's existing insurance certificate(s) for the Property;

g)	A copy of the Certificate of Occupancy from the governing municipality;

h)	Copies of the existing final building plans and specifications for the improvements;

i)	A copy of the property inspection report dated August 22, 2016 by National Property Inspections; and

j)
Unit level store sale information, to the extent permitted by the Lease and provided that, prior to disclosure of such confidential information, Buyer shall execute and deliver to Seller a nondisclosure and confidentiality agreement in the form provided by Seller.

Red Robin - Colorado Springs, CO